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                                                                   EXHIBIT 10.60


                 STOCK OPTION EXERCISE AND TERMINATION AGREEMENT


         STOCK OPTION EXERCISE AND TERMINATION AGREEMENT, dated as of June 14, 1999 (this "Agreement"), among Physicians' Specialty Corp., a Delaware corporation ("Target"), and each of the individuals listed on Exhibit A hereto (the "Optionholders" and each an "Optionholder").

         WHEREAS, Target and TA MergerCo, Inc., a Delaware corporation ("MergerCo"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, upon the terms and subject to the conditions thereof, for the merger of MergerCo with and into Target (the "Merger"); and

         WHEREAS, certain of the Optionholders own beneficially or of record shares of common stock of Target, par value $.001 per share ("Target Common Stock"); and

         WHEREAS, the Optionholders hold options to purchase shares of Target Common Stock, the number and exercise price of which are set forth on Exhibit A hereto (the "Target Options"); and

         WHEREAS, certain Optionholders and MergerCo are entering into a Roll-over Agreement dated as of the date hereof (the "Roll-over Agreement") and a Stock Purchase Agreement dated as of the date hereof (the "Stock Purchase Agreement"), which provide for such Optionholders to sell certain shares of Target Common Stock (including shares issuable upon the exercise of target Options that have an exercise price of less than $10.50 per share ("In the Money Options")) to MergerCo for cash consideration and to receive shares of MergerCo common stock in the Merger in exchange for the remainder of the shares of Target Common Stock (including shares issuable upon the exercise of In the Money Options) held by such Optionholders; and

         WHEREAS, as a condition to the willingness of MergerCo to enter into the Merger Agreement, MergerCo has requested that each Optionholder agree, and, in order to induce MergerCo to enter into the Merger Agreement each Optionholder is willing to agree, to exercise all In the Money Options held by such Optionholder, and to terminate and cancel all Target Options held by such Optionholder to the extent that such options have an exercise price greater than or equal to $10.50 per share ("Out of the Money Options").

         NOW, THEREFORE, in consideration of the promises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:



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         1.       Ownership. Each Optionholder hereby represents and warrants that all options to acquire Target Common Stock that are held by such Optionholder are set forth on Exhibit A hereto and that the information set forth with respect to the Target Options held by such Optionholder on Exhibit A is complete and correct.

         2. Exercisability. Each Optionholder and Target acknowledge and agree that prior to the consummation of the transactions contemplated by the Stock Purchase Agreement all Target Options shall become fully exercisable, either as a result of the operation of the option plans and agreements under which such Target Options were issued or as a result of appropriate action of the board of directors of Target.

         3. Exercise; Termination. Each Optionholder hereby exercises all of the In the Money Options set forth opposite such Optionholder's name on Exhibit A hereto, effective simultaneously with the consummation of the transactions contemplated by the Stock Purchase Agreement, and Target and such Optionholder agree that Target shall effect such exercise by issuing to such Optionholder for no cash consideration a number of shares of Target Common Stock equal to (A) the number of shares of Target Common Stock issuable upon the exercise of such In the Money Options as set forth on Exhibit A minus (B) the aggregate exercise price of such In the Money Options as set forth on Exhibit A divided by $10.50. Each Optionholder agrees that all Out of the Money Options held by such Optionholder shall be canceled and terminated and become null, void and of no further effect simultaneously with the consummation of the transactions contemplated by the Stock Purchase Agreement and such Optionholder shall not be entitled to receive any shares of Target Common Stock with respect to such terminated and canceled Out of the Money Options.

         4. No Additional Rights. Each Optionholder agrees that upon the exercise or cancellation of the Target Options pursuant to Section 3 hereof, such Optionholder shall not have any further rights with respect to the Target Options or any further rights under any option plan, or option agreement of Target or to which Target and such Optionholder are parties, including without limitation the Target's 1996 Stock Option Plan and the Target's 1996 HealthCare Professionals Stock Option Plan.

         5. Investment Representation. Such Stockholder acknowledges that it has been provided access to all information requested by it in order to evaluate the merits and risks of the transactions contemplated by this Agreement. Such Stockholder has relied solely upon the advice of his, her or its own counsel, accountant and other advisors, with regard to the legal, investment, tax and other considerations regarding this Agreement and the transactions contemplated hereby.

         6.       General Provisions.

                  a. Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.



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                  b.       Further Assurance. After the consummation of the
                  transactions contemplated hereby, as and when requested by MergerCo, the Optionholders shall, without further consideration, execute and deliver all such documents and instruments and shall take such further actions as MergerCo may deem reasonably necessary or desirable in order to carry out fully the provisions and purposes of this Agreement.

                  c. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  d. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  e. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  f. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  g. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

                  h. Governing Law. Choice of Law/Consent to Jurisdiction. All disputes,

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                  claims or controversies arising out of or relating to this
                  Agreement, or the negotiation, validity or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each Optionholder, the Company and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

                  i. Construction. Whenever the context requires, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. All references to Sections and Paragraphs refer to sections and paragraphs of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than limitation.

                  j. Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of each of the parties hereto, provided, however, that the Company and MergerCo may together in writing waive or consent to a modification of any provision of this Agreement with respect to any Stockholder without the agreement of any other party hereto. Notwithstanding anything to the contrary herein, the provisions of this Agreement may not be amended or waived in a manner that would adversely affect the rights of MergerCo hereunder without the prior written consent of MergerCo.

                  k. Third Party Beneficiary. MergerCo is a third-party beneficiary of this Agreement and shall be entitled to enforce this Agreement against each of the Optionholders in the same manner as if it were a party hereto.



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                  l.       No Agreement Until Executed. Irrespective of
                  negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed by the parties hereto.

                  m. Exculpation. No Optionholder shall have any liability or obligation whatsoever under or by reason of this Agreement because of a breach by any other Optionholder of its obligations, representations or warranties hereunder.

                  n. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate upon the termination of the Merger Agreement pursuant to Section
                  9.1 thereof.



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         IN WITNESS WHEREOF, the parties hereto have executed this Stock Option
Exercise Agreement on the date first written above.


                                    PHYSICIANS' SPECIALTY CORP.


                                    By: /s/ Ramie A. Tritt, M.D.
                                       -----------------------------------------
                                       Name:  Ramie A. Tritt, M.D.
                                       Title: Chairman and President



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                                    EXHIBIT A
                                    _________

                            TARGET OPTION INFORMATION
                            _________________________

                              In the Money Options

                                                                                                  Out of the Money
      Name                      No. Target Shares Issuable            Exercise Price          Options to be Terminated
-------------------             --------------------------            --------------          ------------------------
Richard Ballard                           179,968                        $ 6.80
Richard Ballard                            40,000                        $10.00
Richard Ballard                           150,000                        $ 7.75

Gerald R. Benjamin                         40,000                        $10.00
Gerald R. Benjamin                        150,000                        $ 7.75

Robert DiProva                            119,980                        $ 6.80
Robert DiProva                             30,000                        $10.00
Robert DiProva                             50,000                        $ 7.75

Larry Kraska                               59,992                        $ 6.80
Larry Kraska                               50,000                        $10.00
Larry Kraska                              125,000                        $ 7.75

Ramie Tritt, M.D                          200,000                        $8.525
Ramie Tritt, M.D                                                                                      50,000





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                                      [OPTIONHOLDER SIGNATURE PAGES OMITTED]




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